Exhibit 99.8

Contact: Kenneth P. Cherven
President/CEO
(727) 520-0987	November 14, 2007

NEWS RELEASE

FIRST COMMUNITY BANK CORPORATION ANNOUNCES STOCK REPURCHASE PLAN

Kenneth P. Cherven, President and C.E.O. of First Community Bank Corporation of America, announced today that the Board of Directors have approved the 2007 Stock Repurchase Plan, whereby the Company will be able to purchase shares of its common stock in the open market as such shares become available.

First Community intends to initially purchase up to a maximum of 100,000 shares under the terms of the Repurchase Plan. The Stock Repurchase Plan will remain in effect until December 31, 2008 or the investment of $1.4 million under the Plan, whichever takes place earlier. The Stock Repurchase Plan may be terminated at any time upon appropriate action by the Board of Directors.

“The Board and Management believe that the Repurchase Plan will assist First Community in its objective to remain a strong, independent Florida financial institution, while creating value for its shareholders,” stated Mr. Cherven.

The share repurchases may be made from time to time in the open market subject to market conditions and other factors, including self-imposed blackout periods during which the Company and its insiders are prohibited from trading in the Company’s common stock. While blackout periods typically occur towards the end of a fiscal quarter in anticipation of the public release of quarterly earnings, the Company may impose a blackout period at any time without advance public notice. These repurchases may be commenced or suspended at any time or from time to time without prior notice. As of September 30, 2007, the Company had approximately four million shares outstanding and also had cash, cash equivalents and short and long-term investments of approximately $29 million.

First Community Bank Corporation of America, with assets of approximately $422 million, is the holding company for First Community Bank of America, which currently operates 8 banking offices along the west coast of Florida.

First Community Bank Corporation of America trades on the NASDAQ Capital Market under the symbol “FCFL.”

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This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risk of loans and investments, including dependence on local economic conditions competition for the company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; execution and implementation of a series of previously announced strategic initiatives; balance sheet and capital ratio risks related to the share repurchase program; risks related to the company’s acquisition and market extension strategy, including risks of adversely changing results of operations and factors affecting the company’s ability to consummate further acquisitions or extend its markets; and other risks detailed in the company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.